Exhibit 10(s)

CenterPoint Energy, Inc.
Summary of Certain Compensation Arrangements
of the Executive Chairman of the Board

The following is a summary of certain compensation arrangements payable to Milton Carroll, the Executive Chairman of the Board of Directors (the “Board”) of CenterPoint Energy, Inc. (the “Company”):

•
Mr. Carroll's annual base salary is increased from $600,000 to $625,000 effective as of April 1, 2016 and continuing thereafter until the termination of Mr. Carroll's service as Executive Chairman of the Board or as otherwise modified by the Board;

•	Mr. Carroll’s long-term incentive compensation target is increased from a target equal to 200% of base salary to a target equal to 300%.

Mr. Carroll was not granted any additional awards of restricted stock units in 2016, other than in connection with his long-term incentive award noted above.